Exhibit 10.01
EXECUTIVE RETENTION AGREEMENT
     THIS EXECUTIVE RETENTION AGREEMENT (the “Agreement”) is entered into as of                                         , by Matrixx Initiatives, Inc. (the “Company”) and                      (the “Employee”).
1. PURPOSE AND INTENT
     (a) Purpose. The Company hereby establishes this Agreement for the sole purpose of providing retention benefits to the Employee during the Company’s fiscal year ended March 31, 2010. This Agreement will provide the Employee with a payment of benefits on the Payment Date, which payment may be accelerated in certain events involving the Employee’s termination of employment.
     (b) Intent. This Agreement is not intended to constitute an agreement under a tax qualified plan under Code Section 401(a) or a retirement program subject to ERISA. No amount paid under this Agreement may be rolled over or transferred to a tax qualified plan or individual retirement account.
2. DEFINITIONS
     (a) “Account” means the account established under this Agreement and the Trust to hold the Retention Contribution, as adjusted to reflect the rate of return on the Investments in which the Account is invested and other credits or charges under this Agreement.
     (b) “Cause” means the occurrence of any of the following: (i) the Employee’s gross and willful misconduct which results in material injury to the Company; (ii) the Employee engaging in fraudulent conduct with respect to the Company’s or any of its affiliates’ business or conduct of a criminal nature that may have an adverse impact on the Company’s or any of its affiliates’ standing and reputation; (iii) the Employee’s material failure or refusal to perform the duties required of the Employee by the Company’s Board of Directors, which inappropriate failure or refusal is not cured within 30 days following receipt by the Employee of written notice from the Board specifying the factors or events constituting such failure or refusal; (iv) the Employee’s use of drugs and/or alcohol in violation of then current Company policies; or (v) the material breach of the Employee’s obligation to devote substantially all of his business time, attention, skill, and efforts to the faithful performance of his duties, which is not cured within 30 days after written notice to the Employee from the Board.
     At the Board’s sole discretion, the Employee may be placed on a paid or unpaid administrative leave of absence for a reasonable period of time if it is necessary to confirm that reasonable grounds exist for a termination for Cause, for example, pending the outcome of any dispute resolution procedure or any criminal charges. During this leave, the Board may bar the Employee’s access to the Company’s offices or facilities or may provide the Employee with access subject to terms and conditions as the Board chooses to impose. In any event, the

Employee or the Board may utilize the dispute resolution procedures contained in Section 11 to challenge or confirm, as the case may be, a termination for Cause.
     (c) “Code” means the Internal Revenue Code of 1986, as amended.
     (d) “Date of Contribution” means the date on which the Company makes the Retention Contribution to the Trust.
     (e) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     (f) “Good Reason” means any of the following: (i) the Employee’s compensation is reduced by the Company; (ii) the Employee’s function, duties and/or responsibilities are significantly reduced so as to cause his position with the Company to become of materially less dignity, responsibility and/or importance than those associated with his functions, duties and/or responsibilities as of the date of this Agreement; or (iii) the Employee is required by the Company to permanently relocate his residence or the Company’s principal business office is relocated more than 60 miles away from its then current location.
     (g) “Investments” means the investments into which the Trustee may invest amounts credited to his Account pursuant to the provisions of the Trust.
     (h) “Payment Date” means April 1, 2010.
     (i) “Retention Contribution” means $                    .
     (j) “Trust” means that certain trust agreement established pursuant to this Agreement between the Employee and the Trustee, the provisions of which are incorporated herein by reference. The Trust is an employee grantor trust in which all gains from investment experience is taxed to the Employee and not the Company.
     (k) “Trustee” means the trustee appointed under the Trust.
     (l) “Valuation Date” means the date or dates as of which amounts credited to the Employee’s Account are adjusted to reflect the crediting of investment experience and the subtraction of distributions.
3. COMPANY CONTRIBUTION
     (a) General. Subject to the provisions in this Agreement, on September 15, 2009, the Company agrees to make the Retention Contribution to the Employee’s Account.
     (b) Retention Contribution Taxable to Employee When Contributed. The Retention Contribution made to, and held by, the Trust is not subject to the claims of the Company’s creditors. In addition, amounts held in the Trust on the Employee’s behalf, although subject to forfeiture in certain cases, are not subject to a substantial risk of forfeiture, as such term is defined in Treasury Regulations Section 1.83-3(c). Therefore, the Retention Contribution is includible in the Employee’s income on the date the Retention Contribution is made to the Trust.

4. CREDITING OF THE RETENTION CONTRIBUTION AND INCOME
     (a) Crediting to Account. Except as otherwise provided in this Agreement and Trust, as of each Valuation Date the Employee’s Account shall be adjusted with the positive or negative rate of return on the Investments.
     (b) Investments. The Trustee shall invest amounts credited to the Employee’s Account in Investments.
     (c) Trust Expenses. Expenses related to the administration of the Trust shall be paid by the Company.
5. VESTING
     Subject to the terms of this Agreement (including the possibility of forfeiture), the Retention Contribution shall be fully vested as of the Date of Contribution.
6. DISTRIBUTIONS
     (a) Tax Payment. From the Retention Contribution contributed to the Employee’s Account under Section 3 above, the Company will withhold an amount required to satisfy the Employee’s applicable income tax liability and any FICA tax liability resulting from the Retention Contribution. Consequently, the amount of the Retention Contribution allocated to the Employee’s Account will be net of income and FICA taxes (the “Tax Payment”).
     (b) Payment Date Distributions.
          (i) Subject to the terms of this Subsection (b), the Employee shall be entitled to receive all amounts in the Employee’s Account on the Payment Date.
          (ii) Distribution Upon Termination of Employment Before Payment Date.
               (1) Termination without Good Reason. If the Employee voluntarily terminates his employment with the Company before the Payment Date without Good Reason, the Employee will forfeit all previously undistributed amounts remaining in his Account under this Agreement and, upon notice from the Company to the Trustee pursuant to the Trust, the Trustee shall immediately pay such amounts to the Company.
               (2) Termination with Cause. If the Company terminates the Employee’s employment for Cause before the Payment Date, the Employee will forfeit all previously undistributed amounts remaining in his Account under this Agreement and, upon notice from the Company to the Trustee pursuant to the Trust, the Trustee shall immediately pay such amounts to the Company.
               (3) Termination for any Other Reason. If the Employee’s employment with the Company terminates for any reason other than as provided in Subsection (b)(ii)(1) or (2) above, the Employee shall be entitled to a distribution equal to all amounts remaining in the Employee’s Account as of the date of his termination of employment with the Company. The

Company shall provide notice to the Trustee pursuant to the Trust directing the Trustee to make such distribution to the Employee.
     (c) Timing of Distribution. Payment to the Employee shall be paid to the Employee within five business days of the event that triggers the payment obligation.
     (d) Method of Distribution. Distribution of benefits under this Agreement shall be made in cash lump sums.
     (e) Designation of Beneficiary. The Employee shall have the right to designate, on forms supplied by and delivered to the Trustee, a beneficiary or beneficiaries (the “Beneficiary” or “Beneficiaries”) to receive his benefits hereunder in the event of the Employee’s death. The Employee may change his Beneficiary designation from time to time in the manner specified in such forms. Upon receipt of such designation by the Trustee, such designation or change of designation shall become effective as of the date of the notice, whether or not the Employee is living at the time the notice is received. If no designated Beneficiary is living when benefits become payable, or if there is no designated Beneficiary, the Beneficiary shall be the estate of Employee.
7. INALIENABILITY OF BENEFITS
     Neither the Employee, the Beneficiary, nor creditors of Employee or Beneficiary, shall have any right to assign, pledge, hypothecate, anticipate or in any way create a lien upon the Employee’s or Beneficiary’s interest created under this Agreement. All payments to be made to the Employee or his Beneficiaries shall be made only upon their personal receipt or endorsement, and no interest under this Agreement shall be subject to assignment or transfer or otherwise be alienable, either by voluntary or involuntary act or by operation of law or equity, or subject to attachment, execution, garnishment, sequestration, levy or other seizure under any legal, equitable or other process, or be liable in any way for the debts or defaults of the Employee or his Beneficiaries.
8. BINDING NATURE OF AGREEMENT
     This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of any and all interested parties, present and future.
9. CLAIMS OF CREDITORS
     The Employee and his Beneficiary or Beneficiaries shall be considered the owners of amounts held in the Trust and in the Employee’s Account. All amounts held in the Account are set aside and not subject to the claims of the Company’s creditors.
10. FUNDED PLAN
     This Agreement is intended to create a funded arrangement, and does not defer the receipt of income to termination of employment or beyond and is therefore not subject to the requirements of ERISA.

11. DISPUTE RESOLUTION
     If there is a dispute between the Company and the Employee concerning the terms of this Agreement, the dispute will be resolved by binding arbitration in accordance with the National Rules for the Resolution of Labor Disputes (“Rules”) administered by the American Arbitration Association (“AAA”). This arbitration will be held in the AAA office located nearest the Company’s headquarters. The provisions of the Rules are incorporated as a part of this Agreement; provided, however, that (a) the Company or the Employee must initiate arbitration within one year from the date any claim accrues; and (b) either party may seek injunctive relief in court to avoid irreparable injury during the pendency or arbitration proceedings. IT IS EXPRESSLY UNDERSTOOD THAT BY SIGNING THIS AGREEMENT, WHICH INCORPORATES BINDING ARBITRATION, THE COMPANY AND THE EMPLOYEE AGREE, EXCEPT AS OTHERWISE PROVIDED ABOVE, TO WAIVE COURT OR JURY TRIAL TO THE FULLEST EXTENT PERMITTED BY LAW AND TO WAIVE PUNITIVE, STATUTORY, CONSEQUENTIAL, AND ANY DAMAGES, OTHER THAN COMPENSATORY DAMAGES.
12. VALIDITY
     The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
13. NO EMPLOYMENT CONTRACT
     Nothing in this Agreement shall confer upon the Employee any right to continue in the employ of the Company (or any parent or subsidiary corporation of the Company employing the Employee) for any period of time or to interfere with or otherwise restrict in any way the rights of the Company or the Employee to terminate the Employee’s employment.
14. AMENDMENT AND TERMINATION
     Any amendment, modification, change, or termination of this Agreement must be done so in writing and signed by both parties.
15. CODE SECTION 409A
     This Agreement is designed to not be subject to the requirements of Code Section 409A. However, if for any reason, any payments under this Agreement become subject to the provisions of Code Section 409A, it is intended that the Agreement will comply fully with and meet all the requirements of Code Section 409A.
16. GOVERNING LAW
     The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Arizona.

17. NOTICES
     All notices, requests, demands, claims and other communications permitted or required to be given hereunder must be in writing and shall be deemed duly given and received (a) if personally delivered, when so delivered, (b) if mailed, three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (c) if sent by electronic facsimile, one (1) business day after having been transmitted to the fax number specified below and the appropriate telephonic confirmation is received, provided that a copy of such notice, request, demand, claim or other communication is promptly thereafter sent in accordance with the provisions of clause (b) or (d) of this Section 17 , or (d) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

if to the Company:	Matrixx Initiatives, Inc.
Attn: Executive Vice President and General Counsel
8515 East Anderson Drive
Scottsdale AZ 85255
Facsimile: (602) 385-8850

with a copy (which shall	Snell & Wilmer L.L.P.
not constitute notice) to:	Attn: Matthew P. Feeney
One Arizona Center
400 East Van Buren
Phoenix, Arizona 85004-2202
Facsimile: (602) 382-6070
if to the Employee:

Facsimile: ( ) -
or to such other address or addresses as either party may specify in writing from time to time.
18. COUNTERPARTS
     This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.
19. ENTIRE AGREEMENT
     This Agreement and the Trust Agreement sets forth the entire agreement between the Employee and the Company concerning the subject matter discussed in this Agreement and supersedes all prior agreements, promises, covenants, arrangements, communications, and representations or warranties, whether written or oral, by any officer, employee, or representative of the Company. Any prior agreements or understandings with respect to the subject matter set forth in this Agreement and the Trust Agreement are hereby terminated and canceled.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

MATRIXX INITIATIVES, INC.
By:
Its:

EMPLOYEE